Supplemental Financial Information
Exhibit 99.1
Jupiter Programming Co., Ltd (JPC)
LGI owned 50% of JPC at June 30, 2005. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 15 channels. Summary financial information is presented below.

	Six months ended		Six months ended
(amounts in millions)	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenue	$375	$262	¥39,751	¥28,121
Operating cash flow	75	42	7,983	4,529
Depreciation and amortization	(8)	(5)	(868)	(606)

Operating income	$67	$37	¥7,115	¥3,923

Cumulative Subscribers (1) (in thousands)	48,574	43,842

(1)	Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis. Shop Channel prior year full-time equivalent subscriber numbers have been restated for comparability with the current year presentation.
JPC’s revenue increased 43% for the six months ended June 30, 2005 as compared to the same period last year largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Excluding the effect of exchange rates, revenue increased by 41% for the corresponding six month periods. Shop Channel, which is 70% owned by JPC, was the largest contributor generating most of the increase during 2005 versus the corresponding period in 2004.
JPC’s operating cash flow increased 79% for the six months ended June 30, 2005 as compared to the same period last year. Excluding the effect of exchange rates, operating cash flow increased 76% for the corresponding six month periods. Operating cash flow increased due primarily to revenue increases, partially offset by higher cost of goods sold, fulfillment, telemarketing, programming and production, marketing, distribution, general and administrative and staff costs.
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure we use to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses. We believe operating cash flow is meaningful because it provides investors a means to evaluate operating performance on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking. This measure of performance excludes depreciation and amortization, stock-based compensation and other non cash charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.
The schedule above provides a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the periods presented therein.